Exhibit 99.1

Community Bankers Trust Corporation Reports Results for First Quarter of 2017

Net income of $2.5 million in the first quarter of 2017 is an increase of 3.0% over the first quarter of 2016.

Conference Call on Wednesday, April 26, 2017, at 10:00 a.m. Eastern Time

Richmond, VA, April 26, 2017 - Community Bankers Trust Corporation (the “Company”) (NASDAQ: ESXB), the holding company for Essex Bank (the “Bank”), today reported results for the first quarter of 2017.

operating Highlights

•	Loans, excluding purchased credit impaired (PCI) loans, grew $15.9 million, or 1.9%, during the first quarter of 2017 and have grown $86.7 million, or 11.3%, since March 31, 2016.
•	Demand deposit account balances of $129.0 million, or 12.3% of total deposits, have grown $24.9 million, or 23.9%, since March 31, 2016.
•	Asset quality continues to improve as nonperforming assets to total loans and other real estate was 1.49% at March 31, 2017.

•	There was no provision for loan losses in the first quarter of 2017 compared with a credit to the provision of $284,000 in the fourth quarter of 2016, which was related to the PCI portfolio.

•	Net interest margin increased on a linked quarter basis, from 3.70% in the fourth quarter of 2016 to 3.88% in the first quarter of 2017, as a result of higher yields on both loans and securities.

Financial HIGHLIGHTS

•	Net income was $2.5 million for the quarter ended March 31, 2017, compared with $2.7 million and $2.4 million, respectively, for the quarters ended December 31, 2016 and March 31, 2016.

•	Fully diluted earnings per common share was $0.11 for the quarter ended March 31, 2017, compared with $0.12 and $0.11, respectively, for the quarters ended December 31, 2016 and March 31, 2016.

•	At March 31, 2017, tangible book value per share was $5.34, as compared with $5.17 at December 31, 2016 and $4.87 at March 31, 2016.

MANAGEMENT COMMENTS

Rex L. Smith, III, President and Chief Executive Officer, stated, “We continue to improve our core earnings while expanding the footprint of the franchise. We believe that the growth in branches and markets we have targeted will add value to the Company, especially when we can continue to increase earnings from that growth. Year over year, the Company grew its loan portfolio by $87 million, an 11.3% increase, since March 31, 2016. This was accomplished while increasing yields, as our overall loan yield, excluding PCI loans, increased from 4.56% in the fourth quarter of 2016 to 4.64% in the first quarter of 2017.  Asset quality also continued to improve as the ratio of nonperforming assets to total loans and other real estate owned is at a seven-year low.”

Smith added, “Our core deposit base also continues to show significant growth in demand deposits accounts as evidenced by the $24.9 million, or 23.9%, increase year over year. These accounts represent customer relationship growth, which is what we strive to accomplish through our increasing branch network. We are scheduled to open two new branches this year, both in the second quarter. One is in the Short Pump area of Richmond, which is a high growth market for central Virginia, and the other is in Lynchburg, Virginia, complementing our loan production office there.”

Smith concluded, “We are excited for what we can accomplish in 2017. We believe we can balance the growth of the franchise with increased earnings and reduced the interest rate risk profile of the Bank. So far, we have been able to improve our loan yields, maintain deposit costs and hold overhead costs below our current growth rate. This will bode well for us in the future as margin pressures continue to burden our industry.”

RESULTS OF OPERATIONS

Net income was $2.5 million for the first quarter of 2017, compared with $2.7 million in the fourth quarter of 2016 and $2.4 million in the first quarter of 2016. Earnings per common share, basic and fully diluted, were $0.11 per share, $0.12 per share and $0.11 per share for the three months ended March 31, 2017, December 31, 2016, and March 31, 2016, respectively.

The increase in net income of $73,000, or 3.0%, for the first quarter of 2017 compared with the first quarter of 2016 was due to a $910,000 increase in interest income. Offsetting this increase was an increase of $420,000 in noninterest expenses, a decrease of $168,000 in noninterest income, an increase of $156,000 in interest expense and an increase of $93,000 in income tax expense. Details on the drivers of these year-over-year changes are presented below.

The decrease in net income of $233,000 on a linked quarter basis was driven by an increase of $239,000 in noninterest expenses and a decline of $43,000 in net interest income after provision for loan losses. The provision was positively affected in the fourth quarter of 2016 by a credit of $284,000. Linked quarter details are also provided below.

The following table presents summary income statements for the three months ended March 31, 2017, December 31, 2016 and March 31, 2016.

SUMMARY INCOME STATEMENT
(Dollars in thousands)	For the three months ended
	31-Mar-17	31-Dec-16	31-Mar-16
Interest income	$12,948	$12,717	$12,038
Interest expense	2,081	2,091	1,925
Net interest income	10,867	10,626	10,113
Provision (credit) for loan losses	-	(284)	-
Net interest income after provision for loan losses	10,867	10,910	10,113
Noninterest income	1,153	1,118	1,321
Noninterest expense	8,451	8,212	8,031
Income before income taxes	3,569	3,816	3,403
Income tax expense	1,076	1,090	983
Net income	$2,493	$2,726	$2,420

EPS Basic	$0.11	$0.12	$0.11
EPS Diluted	$0.11	$0.12	$0.11

Return on average assets, annualized	0.82%	0.83%	0.83%
Return on average equity, annualized	8.74%	8.92%	9.02%

Net Interest Income

Linked Quarter Basis

Net interest income was $10.9 million for the quarter ended March 31, 2017 compared with $10.6 million for the quarter ended December 31, 2016. This is an increase of 2.3%, or $241,000.

Interest income on a linked quarter basis increased $231,000, or 1.8%, to $12.9 million for the first quarter of 2017. Interest income with respect to loans, excluding PCI loans, increased $181,000, or 1.9%, during the first quarter when compared with the fourth quarter of 2016. This increase, quarter over quarter, was partially attributed to continued loan growth, excluding PCI loans, coupled with higher rates. The yield on loans increased from 4.56% in the fourth quarter of 2016 to 4.64% in the first quarter of 2017. Interest income with respect to PCI loans declined $47,000, or 3.1%, during the first quarter, due to lower average balances in the loan portfolio precipitated by continued repayments. Interest income on securities increased $127,000 on a linked quarter basis.

Securities income equaled $2.2 million on a tax-equivalent basis for the first quarter of 2017, which represented an increase of $152,000 from the fourth quarter of 2016. The increase in income was both volume and rate driven as average securities balances were up $8.8 million and the return on the securities portfolio increased 13 basis points on a linked quarter basis. The overall tax-equivalent yield on the securities portfolio improved from 3.09% for the fourth quarter of 2016 to 3.22% for the first quarter of 2017.

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Interest expense was virtually unchanged on a linked quarter basis, decreasing $10,000, or 0.5%. Average interest bearing liability balances decreased slightly, by $3.5 million, from the fourth quarter of 2016 to the first quarter of 2017. The Company’s cost of interest bearing liabilities of 0.85% was an increase of two basis points in the first quarter of 2017 from the prior quarter.

With the changes in interest income noted above, the tax-equivalent net interest margin improved from 3.70% in the fourth quarter of 2016 to 3.88% in the first quarter of 2017. Likewise, the interest spread increased from 3.58% to 3.76% on a linked quarter basis.

Year-Over-Year

Net interest income increased $754,000, or 7.5%, from the first quarter of 2016 to the first quarter of 2017. Interest income increased $910,000, or 7.6%, over this time period. The increase in interest income was generated by a combination of an increase of 6.9%, or $74.9 million, in the level of earning assets, coupled with an increase of eight basis points in the tax-equivalent yield earned on those assets. The yield on earning assets increased from 4.53% in the first quarter of 2016 to 4.61% in the first quarter of 2017. The average balance of loans, excluding PCI loans, increased $85.5 million, or 11.3%, from $753.6 million in the first quarter of 2016 to $839.2 million in the first quarter of 2017. Interest income on securities was $2.2 million on a tax-equivalent basis in both of the first quarters of 2016 and 2017.

Interest on PCI loans was $1.5 million in the first quarter of 2017 compared with $1.6 million in the first quarter of 2016. The average balance of the PCI portfolio declined $7.1 million during the year-over-year comparison period.

Interest expense increased $156,000, or 8.1%, when comparing the first quarter of 2016 and the first quarter of 2017. Interest expense on deposits increased $228,000, or 14.7%, as the average balance of interest bearing deposits increased $64.9 million, or 7.7%. The increase in deposit cost was driven by higher cost time deposits to fund loan growth. Overall the Bank’s cost of interest bearing liabilities increased only four basis points from 0.81% in the first quarter of 2016 to 0.85% in the first quarter of 2017.

The tax-equivalent net interest margin increased five basis points from 3.83% in the first quarter of 2016 to 3.88% in the first quarter of 2017. Likewise, the interest spread increased from 3.72% to 3.76% over the same time period.  The increase in the margin was precipitated by the increase in earning asset yields of eight basis points.

The following table compares the Company's net interest margin, on a tax-equivalent basis, for the three months ended March 31, 2017, December 31, 2016 and March 31, 2016.

NET INTEREST MARGIN
(Dollars in thousands)	For the three months ended
	31-Mar-17	31-Dec-16	31-Mar-16
Average interest earning assets	$1,167,100	$1,169,693	$1,092,204
Interest income	$12,948	$12,717	$12,038
Interest income - tax-equivalent	$13,256	$13,000	$12,344
Yield on interest earning assets	4.61%	4.41%	4.53%
Average interest bearing liabilities	$997,188	$1,000,665	$952,737
Interest expense	$2,081	$2,091	$1,925
Cost of interest bearing liabilities	0.85%	0.83%	0.81%
Net interest income	$10,867	$10,626	$10,113
Net interest income - tax-equivalent	$11,175	$10,909	$10,419
Interest spread	3.76%	3.58%	3.72%
Net interest margin	3.88%	3.70%	3.83%

Provision for Loan Losses

The Company records a separate provision for loan losses for its loan portfolio, excluding PCI loans, and the PCI loan portfolio. There was no provision for loan losses on the loan portfolio, excluding PCI loans, during the first quarter of 2017 or the fourth and first quarters of 2016. Likewise, there was no provision for loan losses on the PCI loan portfolio during the first quarter of 2017 or the first quarter of 2016.  There was a credit to the PCI loan portfolio of $284,000 in the fourth quarter of 2016 due to its continued improving performance. With respect to the loan portfolio, excluding PCI loans, the absence of a provision was the direct result of nominal charge-offs and the ongoing stabilization of asset quality. Additional discussion of loan quality is presented below.

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Noninterest Income

Linked Quarter Basis

Noninterest income was $1.2 million for the first quarter of 2017, compared with $1.1 million for the fourth quarter of 2016.  The $35,000, or 3.1%, increase in noninterest income on a linked quarter basis was primarily the result of greater gains, by $69,000, on the sales of securities. Management was able to sell lower yielding securities at a gain and used the proceeds to reinvest at higher yields, thus reflecting the higher yield on securities in the first quarter of 2017. Also, there was an increase of $26,000 in mortgage loan income. These increases were partially offset by a decrease of $62,000 in other noninterest income.

Year-Over-Year

Noninterest income decreased $168,000, or 12.7%, from the first quarter of 2016 to the first quarter of 2017. Gains on securities transactions declined $164,000 over this time frame as securities were liquidated in the first quarter of 2016 to fund loan growth. Mortgage loan income declined $140,000 year-over-year and was $33,000 in the first quarter of 2017 compared with $173,000 in the first quarter of 2016. The Company discontinued a wholesale mortgage operation at the end of the third quarter of 2016 and has shifted to a platform that is less expensive but has equivalent or better net revenue potential. Offsetting these decreases were an increase of $74,000 in service charge income, which was $643,000 in the first quarter of 2017, and an increase of $46,000 in income on bank owned life insurance, which was $234,000 in the first quarter of 2017. Other noninterest income increased from $132,000 in the first quarter of 2016 to $148,000 in the first quarter of 2017.

Noninterest Expenses

Linked Quarter Basis

Noninterest expenses totaled $8.5 million for the first quarter of 2017, as compared with $8.2 million for the fourth quarter of 2016, an increase of $239,000, or 2.9%. Noteworthy linked quarter changes include FDIC assessment, which increased from $67,000 in the fourth quarter of 2016 to $201,000 in the first quarter of 2017. FDIC assessment rates were lowered in the fourth quarter of 2016 and the Bank’s accrual was adjusted accordingly. The first quarter 2017 expense is the first full quarter at the new assessment rate. Also, other operating expenses increased $128,000, or 8.9%, on a linked quarter basis and salaries and employee benefits increased $118,000, or 2.6%. Partially offsetting these increases was a decline of $237,000 in other real estate expense, which were $27,000 in the first quarter of 2017 compared with $264,000 in the fourth quarter of 2016.

Year-Over-Year

Noninterest expenses increased $420,000, or 5.2%, when comparing the first quarter of 2017 to the same period in 2016. Other real estate (income) expense, up $129,000, exhibited the largest increase year-over-year followed by occupancy expense, up $91,000, data processing expenses, up $73,000, salaries and employee benefits, up $71,000, other operating expenses, up $61,000, and equipment expenses, up $45,000. These higher expenses for the first quarter of 2017 were the result of staffing and equipping two new full service banking offices opened after the end of the first quarter of 2016. FDIC assessment declined $50,000 year-over-year, as noted above, due to lower assessment rates by the FDIC.

Income Taxes

Income tax expense was $1.1 million for the three months ended March 31, 2017, compared with income tax expense of $1.1 million and $1.0 million for the fourth and first quarters of 2016, respectively. The effective tax rate for the first quarter of 2017 was 30.1% versus 28.6% and 28.9% for the fourth and first quarters of 2016, respectively.

FINANCIAL CONDITION

Total assets increased $12.9 million, or 1.0%, to $1.263 billion at March 31, 2017 as compared to December 31, 2016. Total assets increased $102.7 million, or 8.9%, since March 31, 2016. Total loans, excluding PCI loans, were $852.2 million at March 31, 2017, increasing $15.9 million, or 1.9%, from year end 2016 and $86.7 million, or 11.3%, from March 31, 2016.  Total PCI loans were $49.7 million at March 31, 2017 versus $52.0 million at the prior quarter end and $56.7 million at March 31, 2016.

During the first quarter of 2017, multifamily loans grew $10.4 million, or 26.6%, and were $49.5 million at March 31, 2017. Commercial mortgage loans on real estate grew by $3.8 million, or 1.1%, and were $343.6 million at March 31, 2017. Residential 1-4 family loans grew $2.7 million, or 1.3%, during the first quarter of 2017 and were $210.5 million at March 31, 2017. Commercial loans grew $1.4 million, or 1.1%, and were $130.7 million at March 31, 2017. The Company’s loan portfolio exhibits balanced growth when comparing March 31, 2017 and March 31, 2016, as commercial loans grew by $24.4 million, followed by growth of $23.3 million in construction and land development loans and growth of $23.1 million in commercial mortgage loans on real estate.

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The following table shows the composition of the Company's loan portfolio, excluding PCI loans, at March 31, 2017, December 31, 2016 and March 31, 2016.

LOANS (excluding PCI loans)

(Dollars in thousands)	31-Mar-17		31-Dec-16		31-Mar-16
	Amount	% of Loans	Amount	% of Loans	Amount	% of Loans
Mortgage loans on real estate:
Residential 1-4 family	210,517	24.71%	207,863	24.86%	197,337	25.78%
Commercial	343,604	40.32	339,804	40.63	320,473	41.87
Construction and land development	96,152	11.28	98,282	11.75	72,882	9.52
Second mortgages	7,724	0.91	7,911	0.95	8,170	1.07
Multifamily	49,469	5.80	39,084	4.67	47,852	6.25
Agriculture	7,449	0.87	7,185	0.86	6,068	0.79
Total real estate loans	714,915	83.89	700,129	83.72	652,782	85.28
Commercial loans	130,729	15.34	129,300	15.46	106,354	13.89
Consumer installment loans	5,321	0.62	5,627	0.67	5,007	0.65
All other loans	1,261	0.15	1,243	0.15	1,342	0.18
Gross loans	852,226	100.00%	836,299	100.00%	765,485	100.00%
Allowance for loan losses	(9,513)		(9,493)		(9,594)
Loans, net of unearned income	$842,713		$826,806		$755,891

The Company’s securities portfolio, excluding equity securities, declined $2.5 million, or 1.0%, from $262.7 million at December 31, 2016 to $260.2 million at March 31, 2017. Net gains of $95,000 were recognized during the first quarter of 2017 through sales and call activity, as compared with $26,000 recognized during the fourth quarter of 2016 and $259,000 recognized during the first quarter of 2016. The Company actively manages the portfolio to improve its liquidity and maximize the return within the desired risk profile.

The Company had cash and cash equivalents of $23.9 million, $21.0 million and $14.2 million at March 31, 2017, December 31, 2016 and March 31, 2016, respectively. There were federal funds sold of $132,000 at March 31, 2017 compared with federal funds purchased of $4.7 million at December 31, 2016 and $11.0 million at March 31, 2016.

The following table shows the composition of the Company's securities portfolio, excluding equity securities, at March 31, 2017, December 31, 2016 and March 31, 2016.

SECURITIES PORTFOLIO

(Dollars in thousands)	31-Mar-17		31-Dec-16		31-Mar-16
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Securities Available for Sale
U.S. Treasury issue and other
U.S. Government agencies	$49,637	$48,954	$58,724	$57,976	$40,067	$39,705
U.S Government sponsored agencies	2,921	2,862	3,452	3,336	756	769
State, county, and municipal	125,731	127,087	121,686	122,773	126,623	131,551
Corporate and other bonds	16,246	16,061	15,936	15,503	15,734	15,052
Mortgage backed securities - U.S. Government agencies	3,606	3,476	3,614	3,495	6,652	6,657
Mortgage backed securities - U.S. Government sponsored agencies	15,519	15,273	13,330	13,038	12,807	12,870
Total securities available for sale	$213,660	$213,713	$216,742	$216,121	$202,639	$206,604

	31-Mar-17		31-Dec-16		31-Mar-16
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Securities Held to Maturity
U.S Government sponsored agencies	$10,000	$9,876	$10,000	$9,846	$8,507	$8,521
State, county, and municipal	35,831	36,321	35,847	36,230	34,868	36,409
Mortgage backed securities - U.S. Government agencies	669	684	761	782	923	944
Total securities held to maturity	$46,500	$46,881	$46,608	46,858	$44,298	$45,874

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Interest bearing deposits at March 31, 2017 were $923.6 million, an increase of $15.2 million from December 31, 2016. As a result of a certificate of deposits (CD) campaign during the first quarter of 2017, time deposits $250,000 and over increased $16.2 million and time deposits less than or equal to $250,000 increased $11.4 million. This $27.6 million growth in CDs was partially offset by a decline of $8.3 million in MMDA balances and a decline of $6.4 million in NOW accounts.

Interest bearing deposits increased $93.7 million from March 31, 2016 to March 31, 2017. Time deposits, less than or equal to $250,000, increased by $47.5 million, or 11.7%, and time deposits, $250,000 and over, increased $26.5 million, or 22.4%, as a result of CD promotions in the third quarter of 2016 and first quarter of 2017. NOW accounts increased by $11.8 million and savings balances increased by $9.9 million year-over-year.

The following table compares the mix of interest bearing deposits at March 31, 2017, December 31, 2016 and March 31, 2016.

INTEREST BEARING DEPOSITS
(Dollars in thousands)
	31-Mar-17	31-Dec-16	31-Mar-16
NOW	$130,971	$137,332	$119,130
MMDA	103,042	111,346	105,044
Savings	92,683	90,340	82,793
Time deposits less than or equal to $250,000	452,075	440,699	404,578
Time deposits $250,000 and over	144,859	128,690	118,341
Total interest bearing deposits	$923,630	$908,407	$829,886

FHLB advances were $81.7 million at March 31, 2017, compared with $81.9 million at December 31, 2016 and $91.5 million at March 31, 2016. Long term debt was $0 at March 31, 2017 and totaled $1.7 million at December 31, 2016 and $4.9 million at March 31, 2016. This borrowing, now fully paid-off, was initially in the amount of $10.7 million and was obtained in April 2014 to redeem the Company’s remaining outstanding TARP preferred stock.

Shareholders’ equity was $117.7 million at March 31, 2017, $114.5 million at December 31, 2016 and $108.9 million at March 31, 2016. Shareholder’s equity to assets was 9.32% at March 31, 2017, compared with 9.16% at December 31, 2016 and 9.39% at March 31, 2016.

Asset Quality – non-covered assets

Nonaccrual loans were $9.1 million at March 31, 2017, decreasing $1.2 million from December 31, 2016 and decreasing $1.8 million from March 31, 2016. The decrease from March 31, 2016 to March 31, 2017 was 16.8%.

The following chart shows the level of nonaccrual loans, classified loans and criticized loans over the last five quarters.

ASSET QUALITY

(Dollars in thousands)	2017	2016
	31-Mar-17	31-Dec-16	30-Sep-16	30-Jun-16	31-Mar-16
Nonaccrual loans	$9,091	$10,243	$11,213	$11,655	$10,932
Criticized (special mention) loans	13,416	14,468	15,362	21,032	16,641
Classified (substandard) loans	18,500	18,501	21,366	13,722	13,425
Other real estate owned	3,569	4,427	4,905	4,898	5,095
Total classified and criticized assets	$35,485	$37,396	$41,633	$39,652	$35,161

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Total non-performing assets totaled $12.8 million at March 31, 2017 compared with $14.7 million at December 31, 2016. Total nonperforming assets decreased $3.3 million, or 20.3%, since March 31, 2016. There were net recoveries of $20,000 in the first quarter of 2017, $13,000 in the fourth quarter of 2016 and $35,000 in the first quarter of 2016.

The allowance for loan losses equaled 104.6% of nonaccrual loans at March 31, 2017, compared with 92.7% at December 31, 2016 and 87.8% at March 31, 2016. The ratio of the allowance for loan losses to total nonperforming assets was 76.8% at March 31, 2017 compared with 66.1% at December 31, 2016 and 62.9% at March 31, 2016.  The ratio of nonperforming assets to loans and OREO was 1.5% at March 31, 2017 compared with 1.7% at December 31, 2016 and 2.1% at March 31, 2016.

The following table reconciles the activity in the Company's non-covered allowance for loan losses, by quarter, for the past five quarters.

ALLOWANCE FOR LOAN LOSSES
(Dollars in thousands)	2017	2016
	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter
Allowance for loan losses:
Beginning of period	$9,493	$9,480	$9,434	$9,594	$9,559
Provision for loan losses	-	-	250	200	-
Net recoveries (charge-offs)	20	13	(204)	(360)	35
End of period	$9,513	$9,493	$9,480	$9,434	$9,594

The following table sets forth selected asset quality data, excluding PCI loans, and ratios for the dates indicated.

ASSET QUALITY (excluding PCI loans)

(Dollars in thousands)	2017	2016
	31-Mar-17	31-Dec-16	30-Sep-16	30-Jun-16	31-Mar-16
Nonaccrual loans	$9,091	$10,243	$11,213	$11,655	$10,932
Loans past due over 90 days and accruing interest	112	-	-	-	-
Total nonperforming loans	9,203	10,243	11,213	11,655	10,932
Other real estate owned	3,569	4,427	4,905	4,898	5,095
Total nonperforming assets	$12,772	$14,670	$16,118	$16,553	$16,027

Allowance for loan losses, excluding PCI loans, to loans	1.12%	1.14%	1.17%	1.20%	1.25%
Allowances for loan losses to nonperforming assets	76.05	66.07	61.82	59.92	62.88
Allowance for loan losses excluding PCI loans, to nonaccrual loans	104.64	92.68	84.54	80.94	87.76
Nonperforming assets to loans and other real estate	1.49	1.74	1.97	2.10	2.08
Net charge-offs/(recoveries) for quarter to average loans, annualized	(0.01)%	(0.01)%	0.10%	0.19%	(0.02)%

A further breakout of nonaccrual loans, excluding PCI loans, at March 31, 2017, December 31, 2016, and March 31, 2016 is below.

NONACCRUAL LOANS (excluding PCI loans)

(Dollars in thousands)	31-Mar-17	31-Dec-16	31-Mar-16
	Amount	Amount	Amount
Mortgage loans on real estate:
Residential 1-4 family	$3,104	$2,893	$4,355
Commercial	1,588	1,758	1,799
Construction and land development	4,304	5,495	4,496
Second mortgages	-	-	148
Total real estate loans	$8,996	$10,146	$10,798
Commercial loans	53	53	54
Consumer installment loans	42	44	80
Gross loans	$9,091	$10,243	$10,932

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Capital Requirements

The Company’s ratio of total risk-based capital was 13.3% at March 31, 2017 compared with 13.2% at December 31, 2016. The tier 1 risk-based capital ratio was 12.3% at March 31, 2017 and 12.2% at December 31, 2016. The Company’s tier 1 leverage ratio was 9.8% at March 31, 2017 and 9.6% at December 31, 2016.  All capital ratios exceed regulatory minimums to be considered well capitalized. BASEL III introduced the common equity tier 1 capital ratio, which was 11.9% at March 31, 2017 and 11.8% at December 31, 2016.

Earnings Conference Call and Webcast

The Company will host a conference call for interested parties on Wednesday, April 26, 2017, at 10:00 a.m. Eastern Time to discuss the financial results for the first quarter of 2017. The public is invited to listen to this conference call by dialing 866-374-8379 at least five minutes prior to the call.  Interested parties may also listen to this conference call through the internet by accessing the "Corporate Overview – Corporate Profile" page of the Company's internet site at www.cbtrustcorp.com.

A replay of the conference call will be available from 12:00 noon Eastern Time on April 26, 2017, until 9:00 a.m. Eastern Time on May 10, 2017. The replay will be available by dialing 877-344-7529 and entering access code 10105180 or through the internet by accessing the "Corporate Overview – Corporate Profile" page of the Company's internet site at www.cbtrustcorp.com.

About Community Bankers Trust Corporation and Essex Bank

Community Bankers Trust Corporation is the holding company for Essex Bank, a Virginia state bank with 23 full-service offices, 17 of which are in Virginia and six of which are in Maryland.  The Bank also operates one loan production office in Virginia.

Additional information on the Bank is available on the Bank’s website at www.essexbank.com. For information on Community Bankers Trust Corporation, please visit its website at www.cbtrustcorp.com.

Forward-Looking Statements

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties. These forward-looking statements include, without limitation, statements with respect to the Company’s operations, performance, future strategy and goals. Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, without limitation, the effects of and changes in the following: the quality or composition of the Company’s loan or investment portfolios, including collateral values and the repayment abilities of borrowers and issuers; assumptions that underlie the Company’s allowance for loan losses; general economic and market conditions, either nationally or in the Company’s market areas; the interest rate environment; competitive pressures among banks and financial institutions or from companies outside the banking industry; real estate values; the demand for deposit, loan and investment products and other financial services; the demand, development and acceptance of new products and services; the performance of vendors or other parties with which the Company does business; time and costs associated with de novo branching, acquisitions, dispositions and similar transactions; the realization of gains and expense savings from acquisitions, dispositions and similar transactions; consumer profiles and spending and savings habits; levels of fraud in the banking industry; the level of attempted cyber-attacks in the banking industry; the securities and credit markets; costs associated with the integration of banking and other internal operations; the soundness of other financial institutions with which the Company does business; inflation; technology; and legislative and regulatory requirements. Many of these factors and additional risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 and other reports filed from time to time by the Company with the Securities and Exchange Commission. This press release speaks only as of its date, and the Company disclaims any duty to update the information in it.

Contact: Bruce E. Thomas

Executive Vice President/Chief Financial Officer

Community Bankers Trust Corporation

804-934-9999

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COMMUNITY BANKERS TRUST CORPORATION

CONSOLIDATED BALANCE SHEETS

UNAUDITED CONDENSED

(Dollars in thousands)

	31-Mar-17	31-Dec-16	31-Mar-16
Assets
Cash and due from banks	$11,720	$13,828	$8,465
Interest bearing bank deposits	12,002	7,244	5,774
Federal funds sold	132	-	-
Total cash and cash equivalents	23,854	21,072	14,239

Securities available for sale, at fair value	213,713	216,121	206,604
Securities held to maturity, at cost	46,500	46,608	44,298
Equity securities, restricted, at cost	8,177	8,290	8,397
Total securities	268,390	271,019	259,299

Loans held for resale	-	-	1,038

Loans	852,226	836,299	765,485
Purchased credit impaired (PCI) loans	49,738	51,964	56,696
Allowance for loan losses	(9,513)	(9,493)	(9,594)
Allowance for loan losses – PCI loans	(200)	(200)	(484)
Net loans	892,251	878,570	812,103

Bank premises and equipment, net	28,588	28,357	27,219
Other real estate owned	3,569	4,427	5,095
Bank owned life insurance	27,531	27,339	21,773
Core deposit intangible, net	421	898	2,329
Other assets	18,117	18,134	16,951
Total assets	$1,262,721	$1,249,816	$1,160,046

Liabilities
Deposits:
Noninterest bearing	$129,042	$128,887	$104,166
Interest bearing	923,630	908,407	829,886
Total deposits	1,052,672	1,037,294	934,052

Federal funds purchased	-	4,714	11,017
Federal Home Loan Bank advances	81,692	81,887	91,466
Long term debt	0	1,670	4,874
Trust preferred capital notes	4,124	4,124	4,124
Other liabilities	6,520	5,591	5,626
Total liabilities	1,145,008	1,135,280	1,051,159

Shareholders' Equity
Common stock (200,000,000 shares authorized $0.01 par value; 21,970,773, 21,959,648, 21,887,150, shares issued and outstanding, respectively)	220	220	219
Additional paid in capital	146,852	146,667	146,075
Retained deficit	(28,635)	(31,128)	(38,630)
Accumulated other comprehensive income (loss)	(724)	(1,223)	1,223
Total shareholders' equity	117,713	114,536	108,887
Total liabilities and shareholders' equity	$1,262,721	$1,249,816	$1,160,046

9

COMMUNITY BANKERS TRUST CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

UNAUDITED CONDENSED

(Dollars in thousands)

	Three months ended
	31-Mar-17	31-Dec-16	30-Sep-16	30-Jun-16	31-Mar-16
Interest and dividend income
Interest and fees on loans	$9,597	$9,416	$9,156	$8,873	$8,553
Interest and fees on PCI loans	1,479	1,526	1,549	1,556	1,599
Interest on deposits in other banks	26	56	22	23	21
Interest and dividends on securities
Taxable	1,249	1,168	1,133	1,124	1,271
Nontaxable	597	551	547	557	594
Total interest and dividend income	12,948	12,717	12,407	12,133	12,038
Interest expense
Interest on deposits	1,779	1,744	1,550	1,537	1,551
Interest on other borrowed funds	302	347	354	363	374
Total interest expense	2,081	2,091	1,904	1,900	1,925

Net interest income	10,867	10,626	10,503	10,233	10,113

Provision (credit) for loan losses	-	(284)	250	200	-
Net interest income after provision for loan losses	10,867	10,910	10,253	10,033	10,113

Noninterest income
Service charges on deposit accounts	643	635	617	599	569
Gain on securities transactions, net	95	26	88	261	259
Income on bank owned life insurance	234	240	238	204	188
Mortgage loan income	33	7	252	174	173
Other	148	210	150	157	132
Total noninterest income	1,153	1,118	1,345	1,395	1,321

Noninterest expense
Salaries and employee benefits	4,682	4,564	4,676	4,561	4,611
Occupancy expenses	732	694	756	646	641
Equipment expenses	284	270	242	248	239
FDIC assessment	201	67	253	252	251
Data processing fees	488	444	410	405	415
Amortization of intangibles	477	477	477	476	477
Other real estate (income) expense, net	27	264	28	(15)	(102)
Other operating expenses	1,560	1,432	1,436	1,656	1,499
Total noninterest expense	8,451	8,212	8,278	8,229	8,031

Income before income taxes	3,569	3,816	3,320	3,199	3,403
Income tax expense	1,076	1,090	862	881	983
Net income	$2,493	$2,726	$2,458	$2,318	$2,420

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COMMUNITY BANKERS TRUST CORPORATION

NET INTEREST MARGIN ANALYSIS

AVERAGE BALANCE SHEETS

(Dollars in thousands)

	Three months ended March 31, 2017			Three months ended March 31, 2016
	Average Balance Sheet	Interest Income / Expense	Average Rates Earned / Paid	Average Balance Sheet	Interest Income / Expense	Average Rates Earned / Paid
ASSETS:
Loans, including fees	$839,167	$9,597	4.64%	$753,632	$8,553	4.55%
PCI loans, including fees	50,777	1,479	11.65	57,861	1,599	11.08
Total loans	889,944	11,076	5.05	811,493	10,152	5.02
Interest bearing bank balances	9,134	26	1.13	9,993	21	0.85
Federal funds sold	49	-	0.88	-	-	-
Securities (taxable)	183,247	1,249	2.73	184,661	1,271	2.75
Securities (tax exempt)(1)	84,726	905	4.27	86,057	900	4.19
Total earning assets	1,167,100	13,256	4.61	1,092,204	12,344	4.53
Allowance for loan losses	(9,722)			(10,078)
Non-earning assets	88,613			81,829
Total assets	$1,245,991			$1,163,955

LIABILITIES AND
SHAREHOLDERS’ EQUITY
Demand - interest bearing	$238,829	$142	0.24	$230,660	$173	0.30
Savings	91,936	61	0.27	83,129	63	0.30
Time deposits	574,344	1,576	1.11	526,468	1,315	1.00
Total interest bearing deposits	905,109	1,779	0.80	840,257	1,551	0.74
Short-term borrowings	2,104	6	1.08	2,798	5	0.75
FHLB and other borrowings	89,975	296	1.33	104,016	307	1.18
Long- term debt	-	-	-	5,666	62	4.36
Total interest bearing liabilities	997,188	2,081	0.85	952,737	1,925	0.81
Noninterest bearing deposits	126,827			98,792
Other liabilities	5,414			5,053
Total liabilities	1,129,429			1,056,582
Shareholders’ equity	116,562			107,373
Total liabilities and
Shareholders’ equity	$1,245,991			$1,163,955
Net interest earnings		$11,175			$10,419
Interest spread			3.76%			3.72%
Net interest margin			3.88%			3.83%

Tax-equivalent adjustment:
Securities		$308			$306

(1) Income and yields are reported on a tax-equivalent basis assuming a federal tax rate of 34%.

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Non-GAAP Financial Measures

The information below presents certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (GAAP). Common tangible book value equals total shareholders’ equity less preferred stock, goodwill and identifiable intangible assets, and common tangible book value per share is computed by dividing common tangible book value by the number of common shares outstanding. Common tangible assets equal total assets less preferred stock, goodwill and identifiable intangible assets.

Management believes that common tangible book value and the ratio of common tangible book value to common tangible assets are meaningful because they are some of the measures that the Company and investors use to assess capital adequacy. Management believes that presenting the change in common tangible book value per share, the change in stock price to common tangible book value per share, and the change in the ratio of common tangible book value to common tangible assets provide meaningful period-to-period comparisons of these measures.

These measures are a supplement to GAAP used to prepare the Company’s financial statements and should not be viewed as a substitute for GAAP measures. In addition, the Company’s non-GAAP measures may not be comparable to non-GAAP measures of other companies. The following table reconciles these non-GAAP measures from their respective GAAP basis measures.

Common Tangible Book Value

(Dollars and shares outstanding in thousands)	31-Mar-17	31-Dec-16	31-Mar-16

Total shareholders’ equity	$117,713	$114,536	$108,887
Core deposit intangible (net)	421	898	2,329
Common tangible book value	$117,292	$113,638	$106,558
Shares outstanding	21,971	21,960	21,887
Common tangible book value per share	$5.34	$5.17	$4.87

Stock price	$8.00	$7.25	$5.00

Price/common tangible book	149.85%	140.10%	102.67%

Common tangible equity/common tangible assets
Total assets	$1,262,721	$1,249,816	$1,160,046
Core deposit intangible	421	898	2,329
Common tangible assets	$1,262,301	$1,248,918	$1,157,717
Common tangible equity	$117,292	$113,638	$106,558

Common tangible equity to common tangible assets	9.29%	9.10%	9.20%

12